Exhibit 19(i)

PENNS WOODS BANCORP, INC.

POLICY ON MATERIAL NONPUBLIC INFORMATION AND PERSONAL INVESTING FOR DIRECTORS, OFFICERS AND EMPLOYEES

Board Approval: PWB February 13, 2024, JSSB February 13, 2024; Luzerne February 22, 2024

Penns Woods Bancorp, Inc.

POLICY ON MATERIAL NONPUBLIC INFORMATION AND PERSONAL INVESTING FOR DIRECTORS, OFFICERS AND EMPLOYEES

This Policy has been adopted by the Board of Directors, and is applicable to all directors, officers and employees of Penns Woods Bancorp, Inc. and its subsidiaries.
INTRODUCTION
In the course of their employment with Penns Woods Bancorp, Inc. (“Bancorp”) and/or its subsidiaries (collectively with Bancorp, “Penns Woods”), directors, officers and employees may come into possession of confidential and highly sensitive information concerning Penns Woods, our customers or other corporations with which we may have contractual relationships or may be negotiating transactions. Such information has a potential for affecting the market price of securities issued by the corporations involved. Under some circumstances, federal securities laws impose potentially onerous civil and criminal penalties on persons who, in connection with a purchase or sale of securities, improperly obtain or use material nonpublic information about the issuance of or market for such securities. In addition, other provisions of the federal securities laws may apply to directors, officers and employees of Penns Woods during the course of their employment.
I.THE NEED FOR A POLICY STATEMENT
Buying or selling securities while in possession of “material nonpublic information” (as defined herein), or improperly disclosing such information, are commonly known as “insider trading” or “tipping,” respectively, and may constitute fraud in violation of the federal and state securities laws and other legal and regulatory requirements. In recent years, the Securities and Exchange Commission (“SEC”) and the U.S. Attorneys Office have been vigorously pursuing violations of insider trading laws. Prosecutions have ranged from high profile individuals to proofreaders and word processors in law offices to directors and officers of public corporations and to brokers and dealers. In 1988, to further deter insider trading violations, Congress adopted the Insider Trading and Securities Fraud Enforcement Act (the “1988 Act”), which expanded the authority of the SEC and the Justice Department. In addition to increasing the penalties for insider trading, the 1988 Act puts the onus on companies and possibly other “controlling persons” for violations by company personnel. The scope of penalties applicable to securities law violations was broadened by the Securities Enforcement Remedies and Penny Stock Reform Act of 1990 and the Sarbanes‑Oxley Act of 2002.
Therefore, we are adopting this Policy and implementing the procedures detailed herein to avoid even the appearance of improper conduct on the part of our directors, officers and employees.
In addition, numerous provisions in the Securities Act of 1933 (the “1933 Act”) and the Securities Exchange Act of 1934 (the “1934 Act”) and the rules and regulations thereunder can apply to purchases and sales of common stock of Bancorp by officers, directors, and employees of Penns Woods. This Policy sets forth, in general terms, certain limitations imposed under the 1933 Act and the 1934 Act, including a discussion of the specific application of Sections 16(a) and (b) of the 1934 Act on acquisitions and dispositions of securities by Penns Woods’s directors and officers.* We have included, where relevant, a discussion of Sections 16(a) and (b) implications of acquisitions and dispositions of securities under employee benefit plans to facilitate timely filing of the reports required under Section 16(a) by officers, directors and 10% shareholders.
You should also note that violations of the securities law may give rise to violations of various federal banking statutes and penalties thereunder.
Each person covered by this Policy is expected to be familiar with its contents, to keep it in an appropriate place for easy reference, and to comply fully with the policies and procedures contained herein. The importance of this Policy cannot be over-emphasized. If you have any questions whatsoever regarding the meaning or application of any provision of this Policy, please contact Richard Grafmyre, Chief Executive Officer of Bancorp, or Brian L. Knepp, President of Bancorp. In addition, all breaches of this Policy must be reported immediately to the Chief Executive Officer or the President of Bancorp.
I.CONSEQUENCES OF VIOLATING INSIDER TRADING PROSCRIPTIONS AND THIS POLICY
The consequences of insider trading violations can be staggering:
i.For the individual violator:
1.Civil.
a.As part of an injunctive proceeding, the SEC may seek a civil penalty equal to three times the “profit gained” or “loss avoided.” The SEC may also seek this penalty if nonpublic information is “tipped” to someone who then purchases or sells stock of Penns Woods.
b.If an insider takes advantage of material nonpublic information, the purchaser or seller can seek to recover the “profit” (i.e., the difference in the price of the stock if the information had been public) from the transaction.
c.The SEC is also authorized to seek substantial civil penalties against individuals for violations of the 1934 Act, including for insider trading violations.
2.Criminal.
a.Penalties include fines not to exceed $5,000,000 and imprisonment of up to twenty years.
b.For subsequent violations, an insider may be found in civil or criminal contempt. Contempt may involve imprisonment and/or fines.
ii.For Bancorp (and possibly any “controlling person”) which fails to take appropriate steps to prevent illegal trading by its personnel:
1.A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
2.A criminal penalty of up to $25 million.
Violations of the antifraud provisions of the federal securities laws may also constitute “violations of law” sufficient to trigger a violation of a number of federal banking laws which could result in the imposition of additional penalties.
Moreover, sanctions imposed by Penns Woods, including dismissal for cause, could result from failing to comply with the policies or procedures contained herein. Disciplinary action can also be taken against those employees who have knowledge of a violation of this Policy but fail to report the violation and against those who withhold relevant and material information concerning a violation of this Policy. Needless to say, any of the above consequences, even an SEC investigation which does not result in prosecution, can tarnish reputations and damage careers.
I.SUMMARY OF POLICIES AND PROCEDURES
This Policy reflects, in part, the foregoing statutory changes and imposes the following procedures:
i.Directors, officers and employees of Penns Woods must not (i) buy or sell Bancorp securities while in possession of material nonpublic information, (ii) recommend or suggest that anyone else buy, sell or retain Bancorp securities while in possession of material nonpublic information, or (iii) “tip” or otherwise disclose material non-public information about Penns Woods. This includes non‑public information relating to results of operations, the identity of possible merger or acquisition targets, disagreements or disputes among directors and the pendency of legal or potential legal proceedings.
ii.Trading in Bancorp securities is prohibited during certain “black-out periods” (as detailed herein) for all directors and designated officers.
iii.Directors and designated officers of Penns Woods must obtain clearance from the Chief Executive Officer or the President of Bancorp prior to trading Bancorp securities in any “Personal” or “Related” securities accounts (as defined below).
iv.Directors and executive officers of Bancorp must comply with the provisions of Section 16 of the 1934 Act, including, but not limited to, the provisions relating to (i) “short-swing” profits, (ii) short sales and (iii) reporting requirements.
v.Directors and executive officers of Bancorp must comply with the provisions of Rule 144 of the 1934 Act, relating to restrictions on the sale of Penns Woods stock.
vi.Directors, officers and employees of Bancorp must comply with the provisions of Section 13 of the 1934 Act, relating to beneficial ownership reporting requirements for 5% shareholders.
vii.Directors, officers and employees of Penns Woods must comply with all other provisions of the federal securities laws to the extent applicable to such persons.
II.DEFINITIONS
The following definitions apply to the policies and procedures detailed herein:
i.Securities - are defined very broadly under the federal securities laws and include any stock, note, bond, debenture, certificate of interest or participation in any profit‑sharing agreement, investment contract, voting‑trust certificate, certificate of deposit, warrant, or any put, call, straddle or option or privilege on any security, or in general, any instrument commonly known as a security.
ii.Material Information - Information is material if it is likely to affect the market price of a specific security and there is a substantial likelihood that a reasonable investor would attach importance to it in deciding whether to buy, sell or hold such security. Information may be material even if it relates to speculative or contingent events, and whether the information is obtained or generated from inside or outside Penns Woods is not relevant. Depending on the circumstances, examples could include information about contemplated mergers or acquisitions, tender offers or exchange offers, proposed recapitalizations, pending material litigation, business and capital expenditure plans, proposed divestitures, sale or purchase of assets, plans for issuance or redemption of securities, forthcoming research reports, changes in dividend policy, earnings or earnings estimates or changes in previously released earnings or earnings estimated, changes in management, financial liquidity problems or other information about customers or suppliers, improprieties within a company, or government investigations, inquiries and/or enforcement actions.
iii.Nonpublic Information - Information is nonpublic until it has been widely disclosed to the general public. Unless information has been publicly disclosed (such as by means of a press release carried over a major news service, in a major news publication, in a public filing made with a regulatory agency, or in materials sent to shareholders) and the market has had sufficient time to absorb and react to the information, it should be assumed that the information is nonpublic. Officers, directors and other insiders should wait some period of time after a major disclosure before trading. As a general rule, trades should be avoided for two full days following major news announcements. If circumstances (e.g., a complex transaction) indicate that a longer period for public dissemination may be necessary, trades should be avoided until such time period has passed.
It should be assumed that information obtained in the course of your employment is nonpublic. The fact that rumors may be circulating, even if they are widespread, does not mean that the information is public and does not relieve you from the obligation to treat the information as nonpublic.
In the regular course of business, you may receive material nonpublic information not only about Penns Woods but also about our customers which would be important to persons buying or selling securities of such customers.
In addition, nonpublic information about Penns Woods’ activities which could affect the market price of Bancorp securities, such as information about current or projected earnings, competitive position, proposed products and confidential plans and activities also material nonpublic information.
This Policy cannot possibly list all types of information which could be considered material nonpublic information, as materiality often depends upon the totality of the circumstances. Accordingly, the Policy does not specifically draw a line between legal and illegal practice under the laws governing the misuse of material nonpublic information, which is one of the most complex areas of law.
i.Personal and Related Accounts - A Personal Account is any securities account held by you or any account in which you have a direct or indirect beneficial interest and ability to influence transactions (e.g., joint accounts, co-trustee accounts, partnerships, investment clubs, etc.) A Related Account means any securities account of a director’s, officer’s or employee’s (i) spouse, (ii) minor children, (iii) other household members, and (iv) any other account subject to a director’s, officer’s or employee’s discretion or control (e.g., custodial and trust accounts, etc.). The definition of both Personal and Related accounts includes Pension Plan Accounts, IRA’s, 401(k), Keogh accounts, or similar accounts in which self-directed securities transactions may be effected. Excluded from the definition of Personal and Related Accounts are discretionary accounts (i.e., accounts over which a broker has absolute trading discretion). Discretionary accounts are only accounts in which the broker has been given advance authority to effect trades on behalf of the customer without prior consultation with or approval by the customer. Obviously, the customer would not be in a position to know that a trade has been effected until it has been completed. On the other hand, if a broker consults with the customer for advice or approval before effecting the trade, the account is not truly discretionary and the procedures detailed below will apply to such Personal and Related Account.
III.POLICY PROHIBITING THE MISUSE OF MATERIAL NONPUBLIC INFORMATION
i.Restrictions.
The following restrictions apply in connection with possession of material nonpublic information:
1.Directors, officers and employees of Penns Woods must not buy or sell Bancorp securities, or any other corporation (including specifically an acquisition target), while in possession of material nonpublic information obtained in the course of employment with Penns Woods or otherwise.
2.Directors, officers and employees of Penns Woods must not recommend or suggest that anyone else (including family or household members or friends or a broker or dealer)

buy, sell or retain Bancorp securities or any other corporation while in possession of material nonpublic information obtained in the course of employment with Penns Woods or otherwise.
3.Directors, officers and employees of Penns Woods must not disclose (“tip”) material nonpublic information obtained through employment with Penns Woods or otherwise, including proprietary information about Penns Woods or information that could affect Bancorp securities, as well as information about customers or merger or acquisition targets of Penns Woods, to anyone inside or outside Penns Woods, except when disclosure to other Penns Woods employees and representatives of Penns Woods is necessary to enable such employees or representatives to carry out their duties properly and effectively (in which case the person disclosing such information should make it clear that the information is confidential). Directors, officers and employees should be particularly careful in connection with communications with brokers and/or dealers or others with a nexus to the investment or securities industries.
ii.Equity Incentive Plans.
1.The receipt of an award under an equity incentive plan, including grant of an option or an award of restricted stock, in most cases, will not raise any insider trading concerns.
2.The exercise of an option or the vesting of a restricted stock or other award generally will not raise any insider trading issues. The sale of shares in connection with a broker-assisted cashless exercise of stock options (which involves a market sale of a portion of the shares covered by the option to pay the exercise price and/or applicable taxes), however, would be subject to the trading restrictions set forth in this Policy.
3.As with any other sale of stock, stock obtained from exercising an option or the vesting of a restricted stock or other award cannot be sold while in possession of material nonpublic information. At any time, however, the holder of an option or other award may deliver Bancorp stock already owned to pay the option exercise price and/or taxes to the extent permitted under the applicable plan.
iii.Employee Stock Purchase Plan (“ESPP”).
1.Purchase of shares of Bancorp common stock by means of payroll deductions through pre‑existing elections under the Employee Stock Purchase Plan generally will not raise any insider trading concerns.
2.Stock purchased through payroll deductions under the ESPP cannot be sold while in possession of material nonpublic information.
iv.Director Fee Plan.
1.Stock issued to participants in a director fee plan, pursuant to which directors are required or permitted to elect to receive a portion of their annual fees for service as a director in the form of stock, generally will not raise any insider trading concerns.
2.Stock received under a director fee plan cannot be sold while in possession of material nonpublic information.
IV.PROCEDURES FOR AND RESTRICTIONS ON TRADING IN SECURITIES
i.Trading Restrictions With Respect to Bancorp Securities.
1.“Blackout Periods” During Which Trading In Bancorp Securities is Prohibited.
All directors and designated officers of Penns Woods are prohibited from purchasing or selling Bancorp securities for a Personal or Related Account during four periods of the year, commencing with the day which is the 15th day prior to the end of a fiscal quarter (i.e., the 15th of March, June, September and December) and ending two (2) business days after the public release by Bancorp of the results of operations for such fiscal quarter (or for the full year in respect of the fourth fiscal quarter). Bancorp may also institute temporary blackout periods in the event of a material corporate development or as otherwise required by law. Notice of temporary blackout periods will be distributed by means of a written or electronic communication specifying the duration of the blackout period and the persons subject to it. For example, a temporary blackout period may be instituted from the date of an event requiring a Form 8-K filing until the date that the Form 8-K is filed with the Securities and Exchange Commission. The Chief Executive Officer of Bancorp may grant exceptions to such prohibition upon request where the person making the request is not in possession of material nonpublic information, if the grant of such exception would be permitted by law, would not be in contravention of the purposes of this Policy, and the applicant’s personal circumstances warrant the grant of such exception.
This rule applies to all purchases and sales of Bancorp securities, whether held directly or held in street name accounts with brokers or banks. It also applies to signing up for, or increasing or decreasing levels of participation in, any plan that provides for investment in Bancorp securities.

1.Pre‑clearance of Transactions In Bancorp Securities.
Directors, officers and employees, in addition to observing the blackout periods, may not purchase or sell Bancorp securities for their own Personal and Related Accounts at any time during the year if such person has knowledge of material nonpublic information concerning Penns Woods or its subsidiaries.
To avoid inadvertent violations of this policy and/or applicable law, each purchase or sale of Bancorp securities by directors or designated officers must be cleared in advance of the purchase or sale with the Chief Executive Officer or the President of Bancorp. The limitations of the blackout periods do not apply to trading in Bancorp securities pursuant to a “written plan for trading securities” provided that such plan meets the requirements of SEC Rule 10b5‑1 and is approved in advance by Bancorp’s Board of Directors.
I.OBLIGATION TO REPORT VIOLATIONS
The improper use or unauthorized disclosure of material nonpublic information and/or breaches of this Policy can inflict great damage upon Penns Woods and its employees. Therefore it is an obligation of every employee who becomes aware of such improper use or disclosure of material nonpublic information or material breaches of this Policy to promptly communicate the relevant facts to the Chief Executive Officer of Bancorp.
I.SECTION 16(a) OF THE 1934 ACT – OWNERSHIP REPORTING REQUIREMENTS
NOTE: Section VIII of this Policy only applies to Bancorp directors and specified officers, and holders of 10% or more of Bancorp equity securities.
i.Initial Reports (Form 3).
1.Officers and directors (but not those of affiliates, unless they are also Bancorp officers or directors) and 10% shareholders must complete and file a Form 3, indicating the number of shares of equity securities and “derivative securities” of Bancorp owned either directly or beneficially. The report must be filed with the Securities and Exchange Commission electronically through the SEC’s EDGAR system.
Individual officers, directors and 10% shareholders, rather than Bancorp, have the legal obligation to file these reports.
1.A Form 3 must be filed within 10 days after a person becomes an officer or director of Bancorp.
2.Beneficial ownership for reporting and short‑swing liability purposes is based on whether a person has or shares a direct or indirect pecuniary interest in Bancorp equity securities. A person may be deemed to have a pecuniary interest in:
a.Stock owned by immediate family members living in the same home.
b.The pro rata portion of the portfolio stock owned by a general or limited partnership, in which the person is a general partner, in proportion to the greater of such partner’s capital account or interest in the profits of the partnership.
c.Stock owned by a trust in which the person, as trustee, has investment control over the stock held by the trust and the person, or a member of his immediate family has an interest in the corpus of the trust.* In certain cases, the trust may have a separate reporting obligation.
d.Stock owned by a corporation of which the person is a control person or has or shares investment control over the corporation’s portfolio securities.
e.Stock in a portfolio based upon the performance of which a person receives a fee, subject to certain exceptions.
3.“Derivative securities” include stock options, convertible securities or similar rights with an exercise or conversion privilege at a price related to, or similar securities (including “put” and “call” options) with a value derived from the value of Bancorp’s securities.
4.The term “officer” is generally limited to high-ranking company officials in policy-making positions. This means the president, principal financial officer, principal accounting officer, any vice president in charge of a principal business unit, division or function (e.g., sales, administration or finance), and any other person who performs policy‑making functions for Bancorp. Accordingly, the term “officer” is not necessarily limited to those persons with an appropriate title, but can include any person performing an important executive function, including officers of subsidiaries. The term “director” can include a director emeritus.
ii.Reports of Change in Status of Shares Owned (Form 4).
1.Officers, directors and 10% shareholders must file a Form 4 indicating any changes in the beneficial ownership of Bancorp equity securities within two (2) days after trade date (T+2) in which a change in such ownership occurs. Reports on Form 4 are also filed electronically through the SEC’s EDGAR system.

2.The Form 4 must be filed even if the total amount of shares owned does not change (i.e., if a person bought and sold the same number of shares).
3.The Form 4 may also be used to report any Form 5 event (See, Annual Reports, below).
4.The obligation to file a Form 4 may continue for a period of up to six months after a person ceases to be an officer or director. This is true even if that person ceases to be an employee of Penns Woods.
5.Note that the day upon which a person becomes obligated to purchase or to sell the security is the date of the purchase or sale, not necessarily the day he or she places an order or settles the transaction.
iii.Annual Reports (Form 5).
1.Officers, directors and 10% shareholders file a Form 5 to disclose transactions exempt from prior reporting, if such transactions were not reported earlier on Form 4. Officers, directors, and 10% shareholders must also file a Form 5 to disclose any transaction that should have been reported previously but was not. An insider’s Form 5 must be filed by February 15 of each year.
2.No Form 5 need be filed if there are no transactions to report.
iv.Equity Incentive Plans.
1.Officers and directors must report stock options, restricted stock and other equity awards granted or awarded under Bancorp’s stock equity incentive plans. The grant of such awards is reported on Form 4. Vesting of awards is not a reportable event.
2.Bancorp officers and directors must report equity securities acquired through exercise of an option on Form 4.
3.As with any other disposition of equity securities, Bancorp officers and directors must report any disposition of shares acquired through awards under an equity incentive plan, including shares acquired as a result of exercise of an option, on Form 4.
v.Employee Stock Purchase Plan (“ESPP”).
1.Purchases of shares with payroll deductions under the ESPP do not require a Form 4 filing. Although shares of common stock acquired under the ESPP are not required to be reported separately on Form 4, any shares so purchased should be reflected as part of the insider’s total holdings in subsequent required Form 4 or Form 5 filings with an appropriate footnote.
2.As with any other disposition of equity securities, any disposition of shares acquired under the ESPP must be reported on Form 4.
vi.Director Fee Plan.
1.Directors must report on Form 4 acquisitions of stock received, in lieu of cash compensation, under a director fee plan.
2.As with any other disposition of equity securities, any disposition of shares acquired under a director fee plan must be reported on Form 4.
vii.SEC Penalties for Violations of Reporting Requirements of Section 16(a).
1.Cease-and-Desist Orders.
The SEC may address violations of Section 16(a) (and other provisions of the securities laws) by issuing a permanent cease-and-desist order. The SEC need prove only a single violation and does not have to institute an action in a U.S. District Court.
1.Civil Monetary Penalties.
Federal courts can impose civil monetary penalties for violations of the securities laws. Three tiers of penalties, depending on the nature of the violation, are prescribed. The first is available for any type of violation, and permits a fine of up to $5,000 per violation for a natural person and $100,000 per violation for any other person. The second is available only for violations involving fraud, deceit manipulation, or deliberate or reckless disregard of a regulatory requirement, and permits a fine of up to $50,000 per violation for a natural person and $250,000 per violation for any other person. The third tier is available only if the requirements of the second tier are met and the violation resulted in substantial losses or a significant risk of such losses to other persons. Fines for the third tier violations can range up to $100,000 per violation for a natural person and $500,000 per violation for any other person.
1.Injunctions and Orders.
The SEC may commence an injunctive action in federal court against a delinquent insider. Injunctive proceedings and monetary penalties are not mutually exclusive.
1.Collateral Consequences.

In addition to the remedies cited above, there are several collateral consequences that may result from Section 16(a) violations.
The failure of an insider to file a Section 16(a) report on a timely basis is required to be disclosed in Bancorp’s annual proxy statement and Form 10‑K. This type of disclosure is embarrassing to both the insider and Bancorp.
Several courts have held that the two-year statute of limitations for bringing suit under Section 16(b) is tolled for any period of time in which an insider has not filed a report of a short-swing transaction under Section 16(a).
Federal law also permits some securities law violators to be barred or suspended from serving as officers or directors of public companies.
Willful violations of the reporting requirements of Section 16(a) can result in criminal proceedings. A violation is willful, according to the SEC, “whenever the actor intends to do the act that constitutes the violation without regard to whether he specifically intends to violate the law.” In addition, a person can be subject to criminal prosecution for intentional misstatements or omissions in any filing with the federal government, including reports filed under Section 16(a).
Violations of Section 16(a) may also constitute violations of various banking laws.
I.SECTION 16(b) OF THE 1934 ACT - SHORT‑SWING PROFITS
i.In addition to the prohibition on the use of material nonpublic information, the securities laws also contain a prohibition on so-called “short‑swing” profits. The “short‑swing” prohibition applies only to reporting officers, directors and 10% shareholders of Bancorp. Other employees are not included. Under this prohibition, officers, directors and 10% shareholders cannot purchase and sell, or sell and purchase, equity securities of Bancorp within a moving six‑month period without disgorging “profits” obtained in the short-swing transaction to Bancorp. An officer, director or 10% shareholder, who engages in a prohibited set of transactions, will be liable to Bancorp for any profits earned or losses avoided.
1.For example, if an officer buys 1,000 shares on August 20 at $30 per share and, within six months, sells the shares for $40 per share he or she will be liable to Bancorp for the total profit of $10,000. Similarly, if 1,000 shares are sold on August 20 for $40 per share and within six months the same number of shares are purchased for $30 per share, the officer will have “avoided” a loss of $10,000 and he or she will be liable to Bancorp for that amount.
2.Application of the prohibition on short‑swing profits is mechanical. All transactions occurring within any six‑month period are matched. Transactions are matched in the manner resulting in the maximum forfeiture. Possession of material nonpublic information is not a prerequisite for liability under this section.
3.The applicable period begins to run on the date the person becomes an officer or director. The six‑month period can continue after a person ceases to hold the position. Indeed, the prohibition can apply even after an officer or director ceases to be employed by Bancorp.
4.The prohibition applies to all purchases and sales. This includes shares held directly and shares held in “street name” accounts. In addition, purchases and sales of stock by immediate family members and, in certain cases, shares held by corporations, partnerships, trusts and IRAs may also be matched with sales and purchases by a director or executive officer.
5.The term “purchase” is deemed to include writing a “put option” with respect to Bancorp equity securities and the expiration of the option unexercised is deemed to constitute a “sale.” Conversely, the term “sale” includes the writing of a “call” option and the expiration of the option unexercised is deemed to constitute a purchase. (Trading in derivative securities relating to Bancorp equity securities is prohibited under this Policy.)
ii.Equity Incentive Plans.
1.Equity incentive awards, including grants of stock options, under plans satisfying the requirements set forth in SEC Rule 16b‑3, would ordinarily be exempt “purchases” under Section 16 and, accordingly, would not generally be matched with any sale of shares within a six‑month period.
2.Exercising stock options and the vesting of restricted stock and similar awards are generally not treated as “purchases” for purposes of the prohibition on short‑swing profits.
3.The sale of shares acquired by exercising an employee stock option or upon the vesting of a restricted stock or similar award would be “sales” for purposes of the short-swing profit rules. Accordingly, in order to avoid liability, a sale of shares acquired by exercising an option or upon the vesting of a restricted stock or similar award generally should not occur within six months of any transaction constituting a non-exempt purchase of shares.
iii.Employee Stock Purchase Plan (“ESPP”).
1.Purchases of shares by means of payroll deductions under the ESPP are exempt “purchases” under Section 16 and, accordingly, would not be matched with any sale of shares within a six‑month period.
2.The sale of shares acquired by means of payroll deductions under the ESPP would constitute a “sale” under Section 16. Accordingly, in order to avoid liability, a sale of shares acquired under the ESPP generally should not occur within six months of any transaction constituting a non-exempt purchase of shares.
iv.Director Fee Plan.
1.Shares received in lieu of cash compensation under a director fee plan that satisfies the requirements of SEC Rule 16b-3 would ordinarily be exempt “purchases” under Section 16 and, accordingly, would not generally be matched with any sale of shares within a six-month period.
2.The sale of shares acquired under a director fee plan would constitute a “sale” under Section 16. Accordingly, in order to avoid liability, a sale of shares acquired under a director fee plan generally should not occur within six months of any transaction constituting a non-exempt purchase of shares.
II.SECTION 16(c) OF THE 1934 ACT – SHORT SELLING
i.Officers, directors and 10% beneficial owners cannot “sell short” or “sell against the box” any equity security of Bancorp.
1.A “short sale” takes place when a seller, believing the price of a stock will fall, borrows stock from a lender and sells it to a buyer. Later, the seller buys similar stock to pay back the lender, ideally at a lower price than he or she received on the sale to the buyer.
2.A “sale against the box” takes place when the seller, anticipating a decline in the price of stock he or she owns, sells it to a buyer at the present market price, but delivers it later, when (he or she hopes) the market price will have fallen below the sales price, thus creating a paper profit for the seller.
3.This rule applies to all sales, whether of shares held directly or shares held in street name accounts through a broker or dealer.
III.RULE 144 OF THE 1933 ACT – SALES OF BANCORP STOCK BY AFFILIATES
i.Rule 144. All sales of stock of Bancorp by “affiliates” of Bancorp (including sales by a spouse or a relative living in the same home as an affiliate) must be made in compliance with Rule 144. Whether or not a person or entity is an “affiliate” is a question of fact dependent on all of the facts and circumstances. Rule 144 defines an affiliate as a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the issuer. Directors, executive officers and 10% shareholders are almost always considered to fall within the definition of “affiliate.” Rule 144 provides the following restrictions on sales of stock by affiliates:
1.Limitations on the Volume of Sales. The shares sold within any three month period cannot exceed the greater of (i) 1% of Bancorp’s total outstanding shares or (ii) the average weekly trading volume during the four calendar weeks preceding the sale.
2.Current Public Information. There must be current public information available about Bancorp. This requirement will be satisfied provided Bancorp is current in the filing of its periodic reports (e.g., 10‑Ks, 10‑Qs) under the 1934 Act.
3.Manner of Sale. All sales must be made through a broker or directly with a market maker.
4.Form 144. A person selling in reliance on Rule 144 will, under most circumstances, be required to file with the SEC a notice of sale on Form 144 if the aggregate shares sold during any three‑month period exceed 5,000 shares or $50,000 in aggregate sales price. If required, the Form 144 must be filed at the time of placing the order to sell.
5.Subject Securities. This rule applies to all shares of Bancorp stock held by affiliates of Bancorp, whether acquired in the market, privately, or under an employee benefit plan or arrangement.
6.Restricted Stock. If shares are acquired from Bancorp or an affiliate in a transaction not registered with the SEC (a so-called “private placement”), the shares are deemed

“restricted stock” and must generally, in addition to the requirements of subparagraphs 1 through 4 of this paragraph A, be held for up to one year before they can be sold as described above.
IV.SECTION 13 OF THE 1934 ACT – BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS FOR 5% SHAREHOLDERS
i.Under Section 13 of the 1934 Act, any person (or group of persons acting together) who acquire, directly or indirectly, beneficial ownership of more than 5% of Bancorp’s common stock must, within ten days, file a report on Schedule 13D or 13G with the SEC and Bancorp.
ii.Schedule 13D requires disclosure of, among other things, the identity of and information relating to the shareholder involved, the source of funds used to acquire the stock, and the purpose of the acquisition. Schedule 13G is a shorter alternative to Schedule 13D available to “passive” investors (i.e., investors who do not intend to control or attempt to cause a change in control of the issuer). Any material change in the facts as reported on Schedule 13D or 13G must be reported in an amendment filed promptly after the change occurs.
iii.A “group” consists of any persons who, directly or indirectly, have any agreement or understanding to act together with respect to the voting, purchase, or sale of any security. This includes the use of a proxy, power of attorney, voting trust or pooling arrangement. Certain persons may be a “group” for purposes of Section 13 despite the absence of a formal agreement among the parties.
iv.The obligation to file Schedule 13D or 13G is the responsibility of the person or group that acquires more than 5% of the common stock and, therefore, is not the obligation of Bancorp.
V.MISCELLANEOUS PROVISIONS OF THE 1933 AND 1934 ACTS
The statutes and regulations discussed above are the federal securities laws which most often directly affect directors and officers. There are, however, other provisions of the 1933 Act and the 1934 Act regarding misleading representations and registration statements and other corporate documents such as Forms 8‑K, 10‑Q, 10‑K and proxy statements which might also become the basis for a claim against directors and officers.
i.Section 11 of the 1933 Act. If a registration statement (including the 1934 Act documents incorporated therein by reference, such as Bancorp’s Forms 10‑Q and 10‑K) contains an untrue statement of a material fact or omits a material fact required or necessary to make the statements and the registration statement not misleading, then Section 11 grants to any person acquiring securities so registered the right to sue a specified list of individuals. This list includes every person who was a director of Bancorp at the time the registration statement was filed, whether or not that director actually signed the registration statement, as well as every person who, with such person’s consent, is named in the registration statement as being or about to become a director. The statute also specifically imposes liability on every person who signed the registration statement (which must be signed by specified officers and by a majority of the directors of Bancorp).
ii.Section 18 of the 1934 Act. Section 18 provides an express remedy for false or misleading statements of material fact included in documents filed under the 1934 Act, such as reports on Forms 8‑K, 10‑Q and 10‑K. Anyone who purchases or sells securities in reliance on such statements at a price affected by such statements may recover damages from any person who made the misleading statements or caused them to be made.
iii.Section 14(a) of the 1934 Act. Section 14(a) and Rule 14a‑9 make it unlawful for any person to solicit or permit the use of his or her name to solicit a proxy by means of a proxy statement (or other written or oral communication), which contains a false or misleading statement of a material fact or omits a material fact necessary to render the statements made not false or misleading.
iv.Sections 15 of the 1933 Act and 20(a) of the 1934 Act. Under certain circumstances, persons who “control” entities violating the federal securities laws may be liable for these violations in an action by an injured shareholder. “Control” is generally defined as the power to direct the management and policies of Bancorp. In general, however, “controlling persons” acting in good faith and without knowledge of the alleged violation would not be subject to liability under these provisions.
VI.OPTIONS TRADING; HEDGING AND PLEDGING TRANSACTIONS
Bancorp believes that equity compensation plans and stock ownership are effective ways to align the interests of directors, officers and employees with the long-term interests of shareholders. Certain transactions in Bancorp securities, however, may be considered short-term or speculative in nature, or create the appearance that incentives are not properly aligned with the long-term interests of shareholders. It is the policy of Bancorp that directors, officers, and employees not purchase financial investments (including equity swaps, collars and similar derivative securities) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any potential decrease in the market value of Bancorp securities. As a result, this Policy restricts certain transactions by directors, officers, and employees as set forth below:
i.Directors and specified officers may not buy or sell puts or calls or other derivative securities on Bancorp’s securities.
ii.Directors and specified officers may not hold Bancorp securities in a margin account or pledge Bancorp securities as collateral for a loan.
iii.Directors, officers, and employees may not enter into hedging or monetization transactions or similar arrangements with respect to Bancorp securities that hedge or offset, or are designed to hedge or offset, any potential decrease in the market value of Bancorp securities.
VII.REGULATION FD (FAIR DISCLOSURE)
The SEC has regulations intended to prevent the practice of “selective disclosure” of material nonpublic information by public companies.
The regulations address the SEC’s previously expressed concerns with the selective disclosure of material nonpublic information by public companies, and reflect the SEC’s long‑held belief that selective disclosure leads to a loss of investor confidence in the integrity of the capital markets.
To avoid violations of Regulation FD, it is important that public disclosure of matters involving Penns Woods be made only by designated officers of Bancorp, such as the Chief Executive Officer and the President.
i.When Public Disclosure Requirement Triggered.
Under Regulation FD, a company is required to make public disclosure of any material nonpublic information regarding itself or its securities if the company or any of its senior officials (i.e., directors, executive officers, investor relations or public relations officers), discloses such information to (i) securities market professionals (i.e., analysts, brokers or dealers, investment advisors, institutional investment managers or investment companies) or (ii) a holder of the company’s securities under circumstances in which it is reasonably foreseeable that the person will purchase or sell such securities on the basis of the information.
Regulation FD does not define the terms “material” and “nonpublic,” but relies on existing definitions established in the case law.
i.Timing Of Required Public Disclosure.
The timing of the required public disclosure depends on whether the selective disclosure is intentional or non-intentional. Disclosure is intentional when the person making the disclosure either knows, or is reckless in not knowing, that the information he or she is communicating is both material and nonpublic. When the selective disclosure of material nonpublic information is intentional, public disclosure of the information must be made no later than simultaneously. When the selective disclosure of material nonpublic information is non-intentional, public disclosure must be made “promptly.” Prompt disclosure means as soon as reasonably practicable (but in no event after the later of 24 hours or the commencement of the next day’s trading on the NASDAQ) after a company senior official learns that there has been a non‑intentional disclosure of material nonpublic information.
i.Types Of Public Disclosure Required.
Companies can make any required public disclosure by filing a Form 8‑K with the SEC or by disseminating the information through another method designed to provide broad, non-exclusionary distribution of the information to the public (i.e., widely circulated press releases or press conferences or conference calls to which the public has access).
I.CONCLUSION
The federal securities laws and the regulations of the SEC impose numerous restrictions on the time and manner of purchases and sales of Bancorp securities by officers, directors, employees and 10% shareholders. These restrictions are often complex. It is highly recommended that officers, directors, employees and 10% shareholders consult with their own counsel, or with the Chief Executive Officer or the President of Bancorp (who will refer inquiries to outside counsel, as appropriate), prior to engaging in transactions in any securities of Bancorp or its subsidiaries.

* This Policy addresses only the most common restraints imposed under the 1933 Act and the 1934 Act.
* “Immediate family” is broadly defined to include, among others, siblings, grandparents and in-laws.